Exhibit 99.1

    KLA-Tencor Posts Earnings of $45 Million on Revenues of $339 Million for
                         Second Quarter of Fiscal 2004

    SAN JOSE, Calif.--(BUSINESS WIRE)--Jan. 22, 2004--KLA-Tencor Corporation (Nasdaq:KLAC) today announced operating results for its second quarter of fiscal 2004, ended December 31, 2003. The company reported net income of $45 million and diluted earnings per share of $0.22 on revenues of $339 million -- an increase on both a year-over-year and sequential basis. In comparison, the second quarter of fiscal 2003 resulted in net income of $29 million and diluted earnings per share of $0.15 on revenues of $335 million, while in its first fiscal quarter of fiscal 2004 KLA-Tencor realized net income of $37 million and diluted earnings per share of $0.18 on revenues of $318 million.
    According to Chief Executive Officer Ken Schroeder, "Rising chip demand fueled by an improving global economy, coupled with high capacity-utilization rates due to years of industry under-investment, is driving a strong upswing in capacity-related tool orders. Ramping yields of leading-edge processes remains a challenging task and our process control systems are playing a pivotal role in the industry's accelerating capacity expansion efforts. At the same time, we continue to benefit from new technology orders for process control equipment as chipmakers also work to develop even more challenging next-generation processes."
    Geographically, Korea, China, Singapore and Japan exhibited the strongest order growth compared to historical averages. The U.S. was 24 percent of orders, below its historical average of 25-30 percent; Taiwan was 18 percent, below its historical average of 20 percent; Korea, China and Singapore combined was 18 percent, higher than their historical average of 15 percent; Japan was 26 percent, higher than its historical average of 20 percent, and Europe was 14 percent, at its historical average of 15 percent.
    Gross margins improved three percent sequentially to 54 percent, which helped drive net income higher by 21 percent over the previous quarter. Improvements in capacity absorption and manufacturing efficiencies contributed to the gain in gross margins.
    KLA-Tencor increased cash, cash equivalents and marketable securities by $63 million to $1.63 billion, while the balance sheet remained free of long-term debt. Higher product shipments led to an increase in accounts receivables of $37 million to $246 million. However, strong collections resulted in shipments based Days Sales Outstanding of 59 days. Inventory increased by $14 million to $288 million, as the Company expanded production to meet rising customer demand.
    The company has scheduled a live webcast of its second quarter fiscal 2004 earnings conference call for Thursday, January 22, 2004, at 2:00 p.m. (PT).

    Forward Looking Statements: Statements in this press release regarding the causes of an upswing in capacity-related tool orders, the industry's accelerating capacity expansion efforts, chipmakers developing more challenging next-generation processes, current order backlog, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: delays or cancellations of orders by customers; shipments or acceptances; inability by the company to meet its production and/or product development schedules; the demand for semiconductors; and new and enhanced product offerings by competitors. For other factors that may cause actual results to differ from those projected, please refer to the company's Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the company's SEC filings. The company assumes no obligation to update the information in this press release.

    About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., with operations around the world, KLA-Tencor ranked #6 on S&P's 2002 index of the top 500 companies in the U.S. KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com.



KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

                                                Dec. 31,     June 30,
                                                  2003        2003
(In thousands)                                  --------     --------

ASSETS

Cash, short-term investments and marketable
 securities                                    $1,629,030  $1,487,883
Accounts receivable, net                          245,841     223,535
Inventories                                       288,355     258,799
Land, property and equipment, net                 374,692     382,729
Other assets                                      534,515     513,651
                                               ----------  ----------
         Total assets                          $3,072,433  $2,866,597
                                               ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                             $   51,722  $   33,893
  Deferred system profit                          155,973     177,486
  Unearned revenue                                 44,572      48,203
  Other current liabilities                       421,359     391,474
                                               ----------  ----------
         Total current liabilities                673,626     651,056
                                               ----------  ----------
Stockholders' equity:
  Common stock and capital in excess of par
   value                                          917,951     814,968
  Retained earnings                             1,478,238   1,396,886
  Accumulated other comprehensive income            2,618       3,687
                                               ----------  ----------
         Total stockholders' equity             2,398,807   2,215,541
                                               ----------  ----------
         Total liabilities and stockholders'
          equity                               $3,072,433  $2,866,597
                                               ==========  ==========


KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

                               Three months ended    Six months ended
                                   December 31,        December 31,
                                 2003      2002      2003      2002
                                 ----      ----      ----      ----
(In thousands, except
 per share data)

Revenues:
   Product                     $264,824  $268,075  $514,969  $580,583
   Service                       73,714    66,843   141,539   129,855
                               --------  --------  --------  --------
      Total revenues            338,538   334,918   656,508   710,438

Costs and operating expenses:
  Costs of goods sold           156,369   171,138   311,910   357,482
  Research and development       68,930    71,935   134,382   142,788
  Selling, general and
   administrative                62,177    65,089   122,186   135,530
  Non-recurring acquisition,
   restructuring and other,
   net                               --        --        --    (9,402)
                               --------  --------  --------  --------
      Total costs and
       operating expenses       287,476   308,162   568,478   626,398
                               --------  --------  --------  --------

Income from operations           51,062    26,756    88,030    84,040

Interest income and other, net    7,332    11,702    15,733    21,872
                               --------  --------  --------  --------

Income before income taxes       58,394    38,458   103,763   105,912

Provision for income taxes       13,879     9,230    22,411    25,419
                               --------  --------  --------  --------

Net income                     $ 44,515  $ 29,228  $ 81,352  $ 80,493
                               ========  ========  ========  ========
Basic earning per share:

  Net income                   $   0.23  $   0.15  $   0.42  $   0.43
                               ========  ========  ========  ========
Diluted earnings per share:

  Net income                   $   0.22  $   0.15  $   0.40  $   0.42
                               ========  ========  ========  ========

Weighted average number of
 shares:
  Basic                         194,872   189,018   193,751   189,229
                               ========  ========  ========  ========
  Diluted                       202,450   193,519   201,323   193,904
                               ========  ========  ========  ========


    CONTACT: KLA-Tencor Corporation
             John Kispert, 408-875-6224 (Chief Financial Officer) john.kispert@kla-tencor.com or
             Cary Halsted, 408-875-4094 (Investment Community)
             Vice President, Investor Relations
             cary.halsted@kla-tencor.com
             or
             Kern Beare, 408-875-7039 (Media)
             Vice President, Corporate Communications kern.beare@kla-tencor.com